UNITED STATES	OMB APPROVAL
SECURITIES AND EXCHANGE COMMISSION	OMB Number: 3235-0059
Washington, D.C. 20549	Expires: January 31, 2008
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Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.         )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule §240.14a-12

THE CHEESECAKE FACTORY INCORPORATED

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 26, 2006

Dear Stockholder:

You are cordially invited to attend The Cheesecake Factory Incorporated Annual Meeting of Stockholders on Wednesday, May 31, 2006 at 10:00 a.m. (Pacific Daylight Time). The meeting will be held at the Janet and Ray Scherr Forum Theatre, Thousand Oaks Civic Arts Plaza, 2100 Thousand Oaks Boulevard, Thousand Oaks, California 91362.

The matters to be acted upon at the meeting are described in the attached Notice of Annual Meeting and Proxy Statement. Our agenda for the Annual Meeting will also include an overview of the Company’s business operations and recent performance results.

Regardless of whether or not you will attend, please vote by signing, dating and returning the enclosed Proxy card. Or, you can vote by telephone or Internet (see back cover). Voting by mail will not prevent you from voting in person at the meeting.

Sincerely,

David Overton
Chairman of the Board and
Chief Executive Officer

YOUR VOTE IS VERY IMPORTANT

        Whether or not you plan to attend the Annual Meeting of Stockholders, and to ensure that a quorum is present, you are urged to vote your Proxy by telephone or the Internet (see back cover), or by returning the Proxy card by mail. If you are able to attend the meeting and you wish to vote your shares in person, the Proxy is revocable.

IF YOU PLAN TO ATTEND THE MEETING

        Please note that attendance will be limited to stockholders. Admission will be on a first-come, first-served basis. Stockholders may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

THE CHEESECAKE FACTORY INCORPORATED
26901 Malibu Hills Road
Calabasas Hills, California 91301

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
on
May 31, 2006

The 2006 Annual Meeting of Stockholders of THE CHEESECAKE FACTORY INCORPORATED (the “Company”) will be held at the Janet and Ray Scherr Forum Theatre, Thousand Oaks Civic Arts Plaza, 2100 Thousand Oaks Boulevard, Thousand Oaks, California 91362, on Wednesday, May 31, 2006, beginning at 10:00 a.m. Pacific Daylight Time, for the following purposes:

1.	To elect two nominees to serve as directors of the Company for three-year terms and until respective successors shall be elected and qualified;

2.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 2, 2007; and

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

At the Annual Meeting, the Board of Directors intends to present Jerome I. Kransdorf and Wayne H. White for election to the Board of Directors.

The Board of Directors has fixed the close of business on April 11, 2006 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

By Order of the Board of Directors,

Debby R. Zurzolo
Secretary

Calabasas Hills, California
April 26, 2006

YOUR VOTE IS VERY IMPORTANT REGARDLESS OF THE NUMBER OF SHARES THAT YOU OWN. PLEASE READ CAREFULLY THE ATTACHED PROXY STATEMENT, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD, AND RETURN THE PROXY CARD AS SOON AS POSSIBLE.

THE CHEESECAKE FACTORY INCORPORATED

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 31, 2006

General

This Proxy Statement is furnished to the stockholders of THE CHEESECAKE FACTORY INCORPORATED (the “Company”) in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held at the Janet and Ray Scherr Forum Theatre, Thousand Oaks Civic Arts Plaza, 2100 Thousand Oaks Boulevard, Thousand Oaks, California 91362, on May 31, 2006, beginning at 10:00 a.m. Pacific Daylight Time, and at any adjournment or postponement thereof. The Company intends to cause this Proxy Statement and form of proxy to be mailed to stockholders on or about April 26, 2006.

Voting; Quorum; Abstentions and Broker Non-Votes

On April 11, 2006, the record date fixed by the Board of Directors for the Annual Meeting, 81,167,008 shares of the Company’s common stock were outstanding, and there were no outstanding shares of any other class of stock. Each holder of common stock is entitled to one vote for each share of such stock held of record. Only stockholders of record at the close of business on April 11, 2006 will be entitled to notice of and to vote at the Annual Meeting.

The required quorum for the transaction of business at the Annual Meeting is a majority of the issued and outstanding shares of the Company’s common stock entitled to vote at the Annual Meeting, whether present in person or represented by proxy. The Bylaws of the Company provide that unless otherwise provided by law or by the Certificate of Incorporation or the Bylaws, all elections and questions other than the election of directors shall be decided by the vote of the holders of a majority of the outstanding shares of stock entitled to vote thereon present in person or by proxy at the Annual Meeting. Shares of stock represented by a properly signed and returned proxy will be treated as present at the Annual Meeting for purposes of determining a quorum, regardless of whether the proxy is marked as casting a vote or abstaining. Shares of voting stock represented by “broker non-votes” (i.e., shares of stock held in record name by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote; (ii) the broker or nominee does not have discretionary voting power under applicable rules or the instrument under which it serves in such capacity; or (iii) the record holder has indicated on the proxy card or has executed a proxy and otherwise notified the Company that it does not have authority to vote such shares on that matter) shall be treated as present for purposes of determining a quorum.

Directors are elected by a plurality of the votes cast. Accordingly, abstentions and broker non-votes will not affect the election of a candidate who receives a plurality of votes. Proposal 2 requires the approval of a majority of the outstanding shares of stock entitled to vote thereon present in person or proxy at the Annual Meeting. Accordingly, abstentions as to Proposal 2 will have the same effect as votes against Proposal 2. Broker non-votes as to Proposal 2, however, will be deemed shares not entitled to vote on the proposal, will not be counted as votes for or against Proposal 2, and will not be included in calculating the number of votes necessary for approval of Proposal 2.

Proxies

Proxies delivered pursuant to this solicitation are revocable at the option of the persons executing same, prior to their exercise, by attendance and voting at the Annual Meeting (although attendance at the Annual Meeting itself will not revoke a proxy) or by filing with the Secretary of the Company an instrument in writing revoking the proxy or another duly executed proxy bearing a later date. Unless previously revoked, all proxies representing shares entitled to vote which are delivered pursuant to this solicitation will be voted at the Annual Meeting by the named attorneys-in-fact and agents, to the extent authorized, in accordance with the directions contained therein.

If no directions are given, the shares represented by such proxies will be voted FOR the election of the nominees for directors named in this Proxy Statement and FOR the ratification of the selection of PricewaterhouseCoopers LLC as the Company’s independent registered public accounting firm for the fiscal year ending January 2, 2007. The named proxies may vote in their discretion upon such other matters as may properly come before the Annual Meeting, including any motion made for adjournment or postponement (including for purposes of soliciting additional votes).

Solicitation

The Company will pay for the cost of preparing, assembling and mailing the Notice of Annual Meeting and Proxy Statement and the cost of this solicitation. The Company’s directors, officers and other employees may solicit proxies, without additional remuneration, in person or by telephone or facsimile transmission. Banks, brokerage houses and other custodians, nominees or fiduciaries will be requested to forward soliciting material to their principals and to obtain authorization for the execution of proxies, and will be reimbursed for their reasonable out-of-pocket expenses incurred in that regard. Employees of the Company participating in the solicitation of proxies will not receive any additional remuneration. The Company has no present plans to hire special employees or paid solicitors to assist in obtaining proxies, but reserves the option of doing so if it should appear that a quorum otherwise might not be obtained.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s Bylaws provide for a Board of Directors consisting of no less than five and no more than thirteen members, the exact number within this range being determined by the Board of Directors. The Board of Directors has currently set the number of directors at five. The Board of Directors is classified into three classes with each director serving a three-year term. Jerome I. Kransdorf and Wayne H. White are serving terms that expire at the Annual Meeting of Stockholders to be held in 2006. Thomas L. Gregory is serving a term that will expire at the Annual Meeting of Stockholders to be held in 2007. David Overton and Karl L. Matthies are serving terms that will expire at the Annual Meeting of Stockholders to be held in 2008. At each Annual Meeting of Stockholders, directors are elected for a full term of three years to succeed those directors whose terms are expiring. Company officers are appointed annually by the Board of Directors and serve at the Board of Directors’ discretion.

The Corporate Governance and Nominating Committee of the Board of Directors (“Governance Committee”) has recommended the nomination of Jerome I. Kransdorf and Wayne H. White for reelection to the Board of Directors for three-year terms that will expire at the Annual Meeting of Stockholders to be held in 2009. The Board of Directors approved this recommendation and nominated Messrs. Kransdorf and White, each of whom has indicated his willingness to serve. Unless a stockholder specifies otherwise, the shares represented by each returned proxy will be voted for the election of Messrs. Kransdorf and White.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF MESSRS. KRANSDORF AND WHITE TO THE BOARD OF DIRECTORS.

The Company’s Board of Directors

DAVID OVERTON, age 60, co-founded the Company’s predecessor with his parents. He has served as the Company’s Chairman of the Board and Chief Executive Officer since its incorporation in February 1992.

THOMAS L. GREGORY, age 70, became a director of the Company upon the consummation of its initial public offering in September 1992. Mr. Gregory has over 50 years of experience in the food service industry. He served as Vice Chairman of the board of directors of Sizzler International, Inc., a restaurant chain, until August 1994. Mr. Gregory served as President, Chief Executive Officer and a member of the board of directors of Sizzler from 1982 to 1991, and then served as President of its successor company until his retirement in 1992. From 1974 to 1991, he served as Vice President for Collins Foods International, Inc., a food service company, and retained such position concurrently with his positions at Sizzler. Mr. Gregory is a member of the board of directors of Regis Corporation, the world’s largest chain of retail hair care operations.

JEROME I. KRANSDORF, age 67, became a director of the Company in March 1997. Mr. Kransdorf has more than 40 years of investment management experience. He currently serves as President of JaK Direct, a division of Muriel Siebert & Co., Inc. From 1997 to 2001, Mr. Kransdorf served as Senior Vice President of

J. & W. Seligman & Co. Incorporated, an investment advisory firm. From 1959 to 1997, he was employed in investment and senior management positions at Wertheim & Co. and its successor companies.

KARL L. MATTHIES, age 63, became a director of the Company in March 2003. Mr. Matthies is President of Bellagio Partners, a private investment management and consulting company. Prior to forming Bellagio, he was the senior partner in charge of consumer and real estate investment banking at Banc of America Securities. Mr. Matthies was a founding member of Montgomery Securities, the predecessor firm of Banc of America Securities, where he held a variety of positions from 1971 through 1999. He was an I.I. ranked hotel and restaurant analyst for nine years and also served as the firm’s research director from 1978 to 1990 prior to assuming his investment banking role. He is also a member of the board of directors of Enwisen, Inc., an on-line employee benefits company, and a General Partner in Chileno Bay Development LLC, a firm engaged in developing a major resort in Los Cabos, Mexico.

WAYNE H. WHITE, age 68, became a director of the Company upon the consummation of its initial public offering in September 1992. From 1983 until his retirement in June 2002, Mr. White was an investment banker specializing in gaming and restaurant companies. Mr. White has approximately 20 years of senior management experience in the restaurant industry, including Victoria Station (seven years) and Famous Restaurants (two years). He is also a member of the board of directors of Nevada Gold & Casinos, Inc.

The Company’s Director Nominations Process

The Board of Directors has adopted a Policy and Procedure Regarding Board of Director Candidates (the “Nominations Policy”). The purpose of the Nominations Policy is to describe the process by which candidates are selected for possible inclusion in the Company’s recommended slate of director nominees. The Governance Committee of the Board of Directors administers the Nominations Policy.

The Governance Committee is responsible for identifying candidates for nomination or appointment to the Board of Directors. To fulfill this function, the Governance Committee will at least annually review the size and composition of the Board of Directors and its committees, including the number of directors eligible for election at the annual meeting of stockholders, in accordance with the Company’s Articles of Incorporation and Bylaws. The Governance Committee may solicit recommendations for nominees from other directors, members of senior Company management or others. In addition, the Governance Committee will consider recommendations of a stockholder of record who timely complies with these policies and procedures.

Minimum Qualifications

The Governance Committee has identified the following minimum qualifications for candidates for nomination to the Board of Directors:

•	Each candidate must consent in writing to be named in the Company’s proxy statement as a nominee and to serve as a director of the Company if nominated, elected or appointed, and qualified.

•	Each candidate’s service as a director must not cause the Company or any of its subsidiaries to lose, or to be threatened with the loss of any application for, right to the use of, or entitlement to, any material governmental license, authorization or permit.

•	Each candidate shall be an individual who has demonstrated integrity and ethics in his/her personal and professional life and has established a record of professional accomplishment in his/her chosen field.

•	Each candidate shall be prepared to represent the best interests of all of the Company’s stockholders and not just one particular constituency.

•	No candidate or family member (as defined in NASD rules) of a candidate shall have any material personal, financial or professional interest in any present or potential competitor of the Company.

•	Each candidate shall be prepared to fully participate in Board activities, including active membership on at least one Board committee, and not have other personal or professional commitments that would, in the Governance Committee’s sole judgment, interfere with or limit his or her ability to do so.

•	Each candidate shall not serve as a member of the board of directors of more than four publicly traded companies in addition to the Company.

•	Each candidate shall not have attained the age of 72 as of the date of appointment or election to the Board.

Criteria for Evaluating Candidates

In evaluating nominations, the Committee will seek to achieve a balance of different capabilities and overall diversity, including in the areas of personal and professional experiences and backgrounds, financial, managerial and operational knowledge, variety of opinions and perspectives, and other differentiating characteristics with the goal of seeking and selecting candidates that will enhance the Board’s ability to adequately perform its responsibilities, increase shareholder value, and adhere to good corporate governance practices. The Committee will consider the following criteria in evaluating candidates for nomination in light of the size and composition of the Board of Directors and its committees:

•	Satisfaction of the minimum qualifications established by the Committee.

•	Education and other training.

•	Relevant personal and professional background, including financial, managerial and operational skills and knowledge and experience in both corporate and non-traditional environments, such as government, academia and non-profit organizations.

•	Whether the candidate is a party to any action or arbitration adverse to the Company or any of its subsidiaries.

•	Whether the candidate would qualify as an “independent” director as defined by the Nasdaq listing standards.

•	Whether the candidate would qualify as an “audit committee financial expert.”

•	Whether the candidate has been involved in any legal proceeding that would be required to be disclosed by the Company pursuant to Item 401(f) of Regulation S-K.

•	Whether any business relationships exist, or have existed, that would be required to be disclosed pursuant to Item 404 of Regulation S-K.

•	Reputation of the candidate for judgment and honesty.

•	Whether the Company would be required to disclose any of the relationships described in Section 402(j) of Regulation S-K.

•	The number and identity of any other boards of directors of which the candidate is a member.

•	Other professional and personal commitments that could affect the candidate’s ability to serve.

•	Whether the candidate has provided accurate and complete responses to any requests for additional information by the Committee.

•	Other relevant characteristics that would enhance the Board’s ability to adequately perform its responsibilities, increase shareholder value, and adhere to good corporate governance practices.

•	Any history of criminal convictions.

•	If requested by the Committee, whether the candidate has agreed to be interviewed by the Committee.

General Nomination Right of All Stockholders

Any stockholder of the Company may nominate one or more persons for election as a director of the Company at an annual meeting of stockholders if the stockholder complies with the notice, information and consent provisions contained in the Company’s Bylaws. The Company has an advance notice provision in its Bylaws. Nominations for the election of directors, other than by the Governance Committee or the Board of Directors, must be made by a stockholder of record on the date of giving notice and on the record date for such meeting by giving timely written notice to the Secretary of the Company at the Company’s principal offices. Such notice must be received not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided that, if in the event that notice or prior public disclosure of the date of the annual meeting is given or made to the stockholders for a meeting date that is not within 30 days before or after the anniversary of the immediately preceding annual meeting of stockholders, notice by the stockholder will be timely if received not later than the close of business on the tenth day following the day on which such notice was mailed or such public disclosure was made, whichever first occurs, or no less than 90 days or more than 120 days prior to the annual meeting. In the event that the number of a class of directors to be elected is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Company at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice will be considered timely, but only with respect to nominees for any new positions created by the increase, if the notice is delivered to, or mailed and received at, the Company’s principal executive offices (addressed to the Secretary) no later than 10 calendar days following the day on which the Company makes the public announcement. In the case of a special meeting of stockholders called for the purpose of electing directors, notice will be timely if the stockholder provides notice in writing to the Company’s Secretary not later than the close of business on the tenth day following the day on which notice of the date of the special meeting was mailed or public disclosure of the meeting date was made, whichever first occurs, or no less than 90 or more than 120 days prior to the meeting. The stockholder’s notice must include all of the information required by the Company’s Bylaws, including a statement whether the stockholder intends to deliver a proxy statement and form of proxy to a sufficient number of holders to elect the nominee or nominees. If the stockholder provides a statement that the stockholder intends to deliver a proxy statement and form of proxy, the nomination may not be brought before the meeting unless the stockholder has delivered a proxy statement and form of proxy to holders of a percentage of the Company’s voting shares reasonably believed by the stockholder to be sufficient to elect the nominee or nominees proposed by the stockholder.

The foregoing summary does not purport to be a complete description of all of the provisions of the Company’s Bylaws pertaining to stockholder nominations and proxies. Stockholders may obtain, without charge, a copy of the Company’s Bylaws upon written request to the Company’s Secretary at its principal executive offices.

Stockholder Recommendations to the Governance Committee

A stockholder of record may also recommend a candidate for consideration by the Governance Committee. In order to give the Governance Committee sufficient time to evaluate a recommended candidate, the recommendation should be received by the Company’s Secretary at the Company’s principal executive offices not later than the 120th calendar day before the date of the Company’s proxy statement released to stockholders in connection with the previous year’s annual meeting of stockholders. The stockholder’s recommendation must include all of the following:

•	The stockholder’s name, address and telephone number.

•	The recommended candidate’s name, address and telephone number.

•	The written consent of the recommended candidate to be named in the Company’s proxy statement and to serve as a director if nominated, elected or appointed, and qualified to serve.

•	A description of all arrangements or understandings in connection with such recommendation between the stockholder and the recommended candidate or between the stockholder and any other person or persons (including their names).

•	A description of any business, familial or other financial or personal relationship between the stockholder and the recommended candidate.

•	Information with respect to the recommended candidate with respect to each of the criteria identified above for evaluating recommendations.

Evaluation of Candidates

The Governance Committee will consider all candidates identified through the process outlined above, and will evaluate each of them, including incumbents, based on the same criteria. If, based on the Governance Committee’s initial evaluation, a candidate continues to be of interest to the Committee, the Chair of the Governance Committee will interview the candidate and communicate the Chair’s evaluation to the other Committee members and the Chairman of the Board of Directors. Other members of the Governance Committee and senior Company management will conduct subsequent interviews. Ultimately, background and reference checks will be conducted and the Governance Committee will meet to finalize its list of recommended candidates for consideration by the full Board of Directors. If an incumbent is nominated, the interview process may be abbreviated at the discretion of the Chair of the Governance Committee. If the Chair of the Governance Committee is being considered for re-nomination, the other Governance Committee members shall appoint another member of the Governance Committee to head the review process for the Chair’s reconsideration.

Future Revisions to the Nominations Policy

The Governance Committee’s Nominations Policy is intended to provide a flexible set of guidelines for the effective functioning of the director nomination process. The Governance Committee intends to review this policy and procedure at least annually and anticipates that modifications will be necessary from time to time as the Company’s needs and circumstances evolve, and to conform with changes in applicable legal or listing standards.

Affirmative Determinations Regarding Director Independence and Other Matters

The Board of Directors has determined each of the following directors to be an “independent director” as such term is defined in Marketplace Rule 4200(a)(15) of the National Association of Securities Dealers (the “NASD”): Thomas L. Gregory; Jerome I. Kransdorf; Karl L. Matthies; and Wayne H. White. In this Proxy Statement, these four directors are referred to individually as an “Independent Director” and collectively as the “Independent Directors.”

The Board of Directors has established three committees including the Governance Committee, Audit Committee and the Compensation Committee. With the assistance of legal counsel to the Company, the Board of Directors reviewed the applicable legal standards for independence and criteria for determination of “audit committee financial expert” as well as responses to annual questionnaires completed by the Directors. The Board of Directors has also determined that each member of the three committees of the Board of Directors meets the independence requirements applicable to those committees prescribed by the NASD, the Securities and Exchange Commission (“SEC”) and the Internal Revenue Service and has further determined that Thomas L. Gregory, Coordinating Director and the chair of the Audit Committee of the Board of Directors, is an “audit committee financial expert” as such term is defined in Item 401(h) of Regulation S-K promulgated by the SEC.

Coordinating Director

Annually, the Independent Directors of the Board of Directors select from among their group one Independent Director to serve as “Coordinating Director.” The role of the Coordinating Director is to coordinate the activities of the Independent Directors, coordinate the agenda and materials for meetings of the Board of Directors, advise the Chairman of the Board of Directors concerning scheduling of meetings, preside at all executive session meetings of the Independent Directors, coordinate any self-evaluation of performance of the Board of Directors and serve as the principal liaison between the Independent Directors and the Company’s Chairman of the Board and Chief Executive Officer. Mr. Gregory currently serves as Coordinating Director.

Corporate Governance

The Board of Directors is committed to ethical business practices and believes that good corporate governance is important to ensure that the Company is managed for the long-term benefit of its stockholders. Since the last annual meeting of stockholders, the Governance Committee has amended and restated its Policy and Procedure Regarding Board of Directors candidates to further articulate its goal of seeking and selecting candidates that will enhance the Board’s ability to adequately perform its responsibilities, increase shareholder value and adhere to good corporate governance practices. A complete copy of the amended and restated policy is attached to this Proxy Statement as Exhibit A.

The Independent Directors meet regularly in executive session without management. The Coordinating Director leads these executive session meetings. Currently, Independent Directors comprise more than one-half of the members of the Board of Directors. In addition, each of the members of all three standing committees of the Board of Directors is an Independent Director. Additional information regarding Board committees appears in the section of this Proxy Statement entitled “Committees of the Board of Directors.”

The Company makes available on its website the policy that the Board of Directors has adopted for stockholders and employees who wish to communicate any concern directly with the Board of Directors. The policy can be found at thecheesecakefactory.com by clicking on the links for “Investors,” “Corporate Governance” and “Governance Principles and Guidelines,” and the document entitled “Corporate Governance Principles and Guidelines.”

Board of Directors and Committee Meetings, Committee Members and Chairpersons, Attendance and Fees

During fiscal 2005, the Board of Directors held eight meetings; the Audit Committee held eleven meetings; the Compensation Committee held six meetings; and the Governance Committee held two meetings. In addition, the Independent Directors of the Company held four executive session meetings. No member of the Board of Directors attended fewer than 75% of the aggregate number of meetings of the Board of Directors and the committees on which he served. The Company makes available on its website the policy that the Board of Directors has adopted regarding Board members’ attendance at the Company’s Annual Meeting of Stockholders and its procedure for annual committee membership and chairperson assignments. The policy can be found at thecheesecakefactory.com by clicking on the links for “Investors,” “Corporate Governance” and “Governance Principles and Guidelines,” and the document entitled “Corporate Governance Principles and Guidelines.”

During fiscal 2005, each Independent Director received an annual fee of $20,000, plus $1,250 for each meeting of the Board of Directors attended. During fiscal 2006, each Independent Director will receive an annual fee of $25,000, plus $1,250 for each meeting of the Board of Directors attended. The Coordinating Director receives an additional $1,000 fee for each meeting of the Board of Directors attended. The Chair of the Audit Committee receives an additional fee of $1,000 for each Audit Committee meeting chaired. Independent Directors who serve on committees also receive an additional fee of $1,000 for each meeting attended that takes place on a date other than the day of a regularly scheduled Board of Directors meeting. No fees are paid to Independent Directors with respect to attendance at telephonic meetings of the Board of Directors or a committee or with respect to attendance at executive sessions of the Board of Directors. Under the terms of the Amended and Restated 1997 Non-Employee Director Stock Option Plan (“Non-Employee Director Plan”), Independent Directors are eligible to receive options to purchase shares of the Company’s common stock. During fiscal 2005, each Independent Director received options under the Non-Employee Director Plan to acquire 7,500 shares of common stock at a price equal to the fair market value on the date of grant. Such options vested on the date of grant. In January 2006, each Independent Director received options under the 1997 Non-Employee Director Plan to acquire 7,500 shares of common stock at a price equal to the fair market value on the date of grant. These options also vested on the date of grant. Upon first joining the Board of Directors, each Independent Director receives vested options to acquire 15,000 shares of common stock at a price equal to the fair market value on the date of grant. Members of the Board of Directors are also eligible to participate in the Company’s Executive Savings Plan (“ESP”), a nonqualified deferred contribution plan, by contributing all or a portion of their director fees to this plan. See “Executive Compensation — Executive Savings Plan.” The Company does not make matching contributions under the ESP with respect to contributions made by non-employee Board of Director members.

Indemnification of Officers and Directors

As permitted by the Delaware General Corporation Law, the Company’s Certificate of Incorporation limits the personal liability of a director of the Company for monetary damages for breach of fiduciary duty of care as a director. Liability is not eliminated for (a) any breach of the director’s duty of loyalty to the Company or its stockholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) unlawful payment of dividends or stock purchases or redemptions pursuant to Section 174 of the Delaware General Corporation Law, or (d) any transaction from which the director derived an improper personal benefit. The

Company’s Certificate of Incorporation also provides that the Company shall indemnify and advance indemnification expenses on behalf of all directors and officers of the Company to the fullest extent permitted by Delaware law. Article VIII of the Company’s Bylaws also requires the Company, subject to certain limitations, to indemnify directors and officers and advance expenses. The indemnification and advancement of expenses provisions of Article VIII are not exclusive of any other rights of indemnification of advancement of expenses.

The Company has also entered into indemnification agreements with its directors and Named Executive Officers. The indemnification agreements provide that the directors and Named Executive Officers will be indemnified to the full extent permitted by applicable law against all expenses (including attorneys’ fees), judgments, fines and amounts reasonably paid or incurred by them for settlement in any threatened, pending or completed action, suit or proceeding, including any derivative action, on account of their services as a director or officer of the Company or of any subsidiary of the Company or of any other company or enterprise in which they are serving at the request of the Company. No indemnification will be provided under the indemnification agreements, however, to any director or executive officer in certain limited circumstances, including knowingly fraudulent, deliberately dishonest or willful misconduct. To the extent the provisions of the indemnification agreements exceed the indemnification permitted by applicable law, such provisions may be unenforceable or may be limited to the extent they are found by a court of competent jurisdiction to be contrary to public policy.

Committees of the Board of Directors

The Board of Directors has three standing committees — the Audit Committee, the Compensation Committee and the Governance Committee. The members of each committee and the functions performed thereby are described below.

Audit Committee

The Audit Committee operates pursuant to a written charter. The Audit Committee is primarily responsible for monitoring the quality and integrity of the Company’s financial statements and related disclosure and systems of internal controls regarding risk management, finance and accounting; monitoring the Company’s compliance with legal and regulatory requirements; monitoring the independent auditor’s qualifications and independence; monitoring the performance of the Company’s internal audit function and independent auditors; providing an avenue of communication among the independent auditors, management and the Board of Directors; and issuing the report of the Audit Committee required by the SEC to be included in the Company’s Proxy Statement. The Audit Committee conducts an annual performance evaluation of its charter, composition, complaint procedures, financial oversight responsibilities, and other matters. No revisions were made to the Audit Committee charter in fiscal 2005. The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the work of the Company’s public accounting firm engaged to issue an audit report or perform other audit, review, or attest services. The Audit Committee pre-approves the audit work, as well as all non-audit work to be performed by the Company’s external auditors, after considering its permissibility under SEC rules and its impact on auditor independence. The Audit Committee also reviews material written communications the external auditors may provide to management and discusses any concerns with the auditors and management.

Messrs. Gregory, Kransdorf, Matthies, and White served on the Audit Committee, with Mr. Gregory serving as Chair.

Compensation Committee

The Compensation Committee operates pursuant to a written charter. The Compensation Committee is responsible for determining or recommending to the Board of Directors the compensation of the Company’s Chief Executive Officer and all other Named Executive Officers. The Compensation Committee reviews and approves all employment, retention and severance agreements for Named Executive Officers and prepares, or causes to be prepared the disclosures required by the SEC to be included in the Company’s Proxy Statement with respect to compensation. The Compensation Committee also approves and administers the Company’s incentive compensation programs, including the Company’s stock incentive plans and the Amended and Restated Performance Incentive Plan (“Performance Incentive Plan), a copy of which was attached as Exhibit A to the 2005 Proxy Statement previously distributed to stockholders. The Committee makes recommendations to the Board of Directors with respect to incentive and equity compensation plans and periodically reviews and makes recommendations concerning existing or new executive compensation, performance incentives, employee benefits, stock plans or management perquisites. The Compensation Committee conducts an annual evaluation of its charter. No revisions to the charter were adopted in fiscal 2005. The members of the Compensation Committee are Messrs. White (Chair), Gregory, Kransdorf and Matthies. See “Report of the Compensation Committee of the Board of Directors on Executive Compensation.”

Governance Committee

The Governance Committee operates pursuant to a written charter. The Governance Committee is responsible for evaluating issues and developments related to corporate governance and making recommendations to the full Board of Directors with respect to corporate governance standards, corporate governance proposals from stockholders, the establishment and composition of committees of the Board of Directors and potential candidates for nomination as Board members. The Governance Committee is responsible for overseeing and recommending programs and activities for the continuing education of directors. The Governance Committee also identifies potential candidates for nomination or appointment as directors and approves nominees to be presented for stockholder approval and to fill any vacancies. The Governance Committee conducts an annual evaluation of its charter. No revisions to the charter were adopted in fiscal 2005. As stated above, the Governance Committee amended and restated the committee’s Policies and Procedures Regarding Board of Director Candidates, a copy of which is attached as Exhibit A to this Proxy Statement. The members of the Governance Committee are Messrs. Kransdorf (Chair), Gregory, Matthies and White.

Report of the Audit Committee of the Board of Directors

The following Audit Committee report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Audit Committee report by reference therein.

As more fully described in its charter, the Audit Committee oversees the Company’s financial reporting and internal control processes on behalf of the Board of Directors, as well as the independent audit of the Company’s consolidated financial statements by the Company’s independent auditors. The Audit Committee approved the engagement of PricewaterhouseCoopers LLP (“PWC”) as the Company’s independent auditors for fiscal year 2005. Management has the primary responsibility for the Company’s financial statements and the financial reporting process, including the Company’s system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the Company’s audited financial statements for fiscal 2005 with management and PWC. Management and PWC have represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles.

The Audit Committee reviewed with PWC such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees”, as amended. In addition, the Audit Committee has discussed with PWC, the auditors’ independence from management and the Company, including the matters in the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, “Independence Discussion with Audit Committee.” The Audit Committee discussed with PWC the overall scope and plans for their audit. The Audit Committee periodically meets with PWC, with and without management present, to discuss the results of their audit, their evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting.

Based upon these reviews and discussions, the Audit Committee has approved the recommendation of Company management that the audited consolidated financial statements for the fiscal year ended January 3, 2006 be included in the Company’s Annual Report on Form 10-K filed with SEC.

Respectfully submitted,

Thomas L. Gregory, Chair
Jerome I. Kransdorf
Karl L. Matthies
Wayne H. White

Report of the Compensation Committee of the Board of Directors on Executive Compensation

The report of the Compensation Committee of the Board of Directors shall not be deemed incorporated by reference to any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Overview and Philosophy

There are three key elements in the Company’s executive compensation program, all determined by individual and corporate performance:

•	Annual base salaries;

•	Annual incentive compensation; and

•	Long-term incentive compensation.

The Company’s executive compensation program is designed to enable it to attract, retain and motivate the highest quality of management talent available. Furthermore, the Compensation Committee believes that the value of the program should reflect, in large part, the value created for stockholders. The key objectives of the program are as follows:

•	To offer fair and competitive annual base salaries consistent with similarly situated companies in the foodservice industry;

•	To reward executives for corporate and individual performance through annual incentive and deferred compensation programs; and

•	To encourage long-term performance through the use of long-term incentives such as stock options, or other forms of equity-based compensation, which align the interests of employees and stockholders.

Annual Base Salaries

Annually, the Compensation Committee establishes the base salaries to be paid to the Company’s Named Executive Officers during the coming year (other than those base salaries previously established pursuant to existing employment agreements). In setting base salaries, the Compensation Committee takes into account several factors including, but not limited to, the executive’s experience, responsibilities, management abilities and job performance, as well as the performance of the Company as a whole and current market conditions and competitive salaries payable for similar positions at other comparable companies.

Annual Incentive Compensation

During fiscal 2005, the Company’s executive officers and other officer and director-level staff employees were eligible to participate in the Company’s Performance Incentive Plan. Participants in the plan were assigned threshold targets and maximum cash bonus levels as a percentage of their respective base salaries, based upon their level of responsibilities with the Company. For additional information concerning cash bonuses earned by Named Executive Officers for fiscal 2005, see “Executive Compensation.”

During fiscal 2004, the Compensation Committee adopted, and the Board of Directors, approved an amendment and restatement to the Company’s Performance Incentive Plan to be effective for fiscal 2005. On March 24, 2005, the Performance Incentive Plan was amended to limit the amount of performance achievement bonus in any fiscal year to $1 million for any one participant and to include consolidated income from operations as a performance incentive criterion. As amended and restated, the plan provides for the awards of discretionary bonuses and performance achievement bonuses.

Long-Term Incentive Compensation

The Compensation Committee believes that employee stock ownership is a significant incentive in building stockholder wealth and aligning the interests of employees and stockholders. Executive officers of the Company are eligible to receive awards under the Company’s 2001 Omnibus Stock Incentive Plan. As originally adopted, the plan provided only for the grant of stock options. At the 2004 Annual Meeting, the stockholders approved an amendment and restatement of such plan (“2001 Amended Stock Plan”) to, among other things, permit the award of stock appreciation rights, restricted shares, deferred shares, performance shares and performance units. During fiscal 2005, the executive officers were awarded stock options based upon past granting practices and each executive’s individual performance and responsibilities. The Compensation Committee believes that the additional types of awards will increase flexibility to tailor compensation in the future.

Compensation of the Chief Executive Officer

In fiscal 2004, the Compensation Committee approved a five-year employment agreement with Mr. Overton, which was subsequently amended in fiscal 2005, commencing as of December 31, 2003 and ending on the last day of the Company’s fiscal year in 2008. Pursuant to the agreement, Mr. Overton receives an initial salary at the annual rate of $550,000 per year. This rate increased by $82,000 in fiscal year 2005, and shall increase by $50,000 each year thereafter. The employment agreement further provides that the Company shall grant Mr. Overton options to purchase not less than 100,000 shares of the Company’s common stock during each 12-month period during the term of the agreement. Mr. Overton will also be entitled to a retirement benefit equal to 20% of his base salary (in effect immediately prior to termination) for the first ten years after termination of his full time employment and 40% of his base salary (in effect immediately prior to termination) for each year after the first ten years until his death. This benefit is not payable if Mr. Overton’s employment is terminated for cause or if he materially violates any of his duties of confidentiality, non-competition or non-solicitation set forth in the agreement. For additional information concerning Mr. Overton’s employment agreement, including amounts payable upon termination of employment, see “Executive Compensation — Employment Agreements.” In fiscal 2005, the Compensation Committee approved an amendment to Mr. Overton’s employment agreement, which was intended to conform the agreement to subsequently proposed changes in federal income tax regulations.

The Compensation Committee established the annual base salary and other terms of Mr. Overton’s compensation based on Mr. Overton’s performance record, his status in the restaurant industry and his experience and leadership. The Compensation Committee concluded that Mr. Overton’s compensation, including stock option grants, significantly benefit the Company and its stockholders by securing Mr. Overton’s services for the future and thereby motivating him to continue his focus on the long-term strategic growth and profitability of the Company.

Employment Agreements with Other Named Executive Officers

In fiscal 2006, the Company entered into employment contracts with each of Michael J. Dixon, the Company’s Senior Vice President and Chief Financial Officer, Peter J. D’Amelio, President and Chief Operating Officer of the Company’s restaurant division, Max S. Byfuglin, President of the Company’s bakery division, and Debby R. Zurzolo, the Company’s Executive Vice President, General Counsel and Secretary. Each agreement has an initial term of two years and will be extended automatically for one additional year on each anniversary date (beginning on the second anniversary date) unless either party gives notice not to extend. Under the agreements, the Company will pay an annual base salary to Messrs. Dixon, D’Amelio and Byfuglin equal to $285,000, $390,000, and $300,000, respectively, and to Ms. Zurzolo equal to $340,000. Under each of these agreements, the Compensation Committee shall determine any future adjustments to these base salaries, but the executive’s annual salary may not be decreased without the executive’s consent unless the annual salaries of all other executive officers are proportionately decreased. For additional information concerning such employment agreements, including amounts payable upon termination of employment, see “Executive Compensation — Employment Agreements.”

Federal Income Tax Considerations

Federal income tax legislation generally limits the annual corporate federal tax deduction for compensation paid to executive officers named in the proxy statement to $1,000,000, unless the compensation qualifies as “performance-based” and has been approved in advance by a vote of its stockholders. The Company’s stockholders approved the material terms of the performance incentive goals under The Cheesecake Factory Incorporated Amended and Restated Annual Performance Incentive Plan at the 2005 Annual Meeting. However, it is possible that one or more of the Company’s executive officers may receive compensation that does not qualify as “performance-based” and is in excess of the $1,000,000 limitation.

Respectfully submitted,

Wayne H. White, Chair
Thomas L. Gregory
Jerome I. Kransdorf
Karl L. Matthies

Compensation Committee Interlocks and Insider Participation

During fiscal 2005, Messrs. White, Gregory, Kransdorf and Matthies served on the Compensation Committee. No member of the Compensation Committee was, during fiscal 2005, an officer or employee of the Company, a former officer of the Company or of its subsidiaries or had a relationship requiring disclosure by the Company under Item 404 of Regulation S-K. No executive officer of the Company has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of the Company’s Board of Directors or the Compensation Committee during fiscal 2005.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Independent Registered Public Accounting Firm

The Audit Committee appointed PricewaterhouseCoopers LLP (“PWC”) as the Company’s independent registered public accounting firm to conduct the audit of the Company’s books and records for the fiscal year ending January 3, 2006. PWC has served as the Company’s independent registered public accounting firm since the Company’s inception in 1992. The Audit Committee has initially selected PWC as the Company’s independent auditors for fiscal 2006. Although the Company’s governing documents do not require submission of this matter to stockholders, the Board of Directors believes that submission is consistent with current practices in corporate governance and is seeking ratification of the appointment by stockholders. In the event that stockholders fail to ratify the selection of PWC, it will be considered a direction to the Audit Committee to consider the selection of a different independent registered public accounting firm. Even if the selection of PWC is ratified by the stockholders at the Annual Meeting, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time if the Audit Committee determines that a change would be in the best interests of the Company and its stockholders. Representatives of PWC are expected to be present at the Annual Meeting of Stockholders to respond to appropriate questions and to make a statement should they so desire.

Independent Registered Public Accounting Firm Fees and Services

The following table sets forth the aggregate fees billed to the Company by PWC during the last two fiscal years:

	Fiscal 2005	Fiscal 2004
Audit Fees	$590,593	$302,788
Audit-Related Fees	—	—
Tax Fees	14,160	16,000
All Other Fees	—	—
	$604,753	$318,788

Audit Fees represent the aggregate fees billed or estimated to be billed to the Company for the audit of the Company’s annual financial statements included in the Annual Report on Form 10-K, review of financial statements included in the Quarterly Reports on Form 10-Q, the audit of the Company’s internal control over financial reporting with the objective of obtaining reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects, the attestation of management’s report on the effectiveness of internal control over financial reporting, and services normally provided by the Company’s independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

Tax Fees represent the aggregate fees billed to us or estimated to be billed to us for professional services rendered for tax compliance, tax advice and tax planning. The nature of services provided consisted in both years of tax return review.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Registered Public Accounting Firm

The Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the independent registered public accounting firm. The Audit Committee has established a policy requiring its pre-approval of all audit and permissible non-audit services provided by the independent auditor. The Audit Committee considers whether such services are consistent with the rules of the SEC on auditor independence as well as whether the independent auditor is best positioned to provide the most effective and efficient service, for reasons such as familiarity with the Company’s business, people, culture, accounting systems, risk profile and other factors and input from the Company’s management. The Audit Committee’s charter authorizes the Audit Committee to delegate to one or more of its members the pre-approval of audit and permissible non-audit services provided that those members report any pre-approvals to the full committee. Pursuant to this authority, the Audit Committee has delegated to its Chair the authority to address any requests for pre-approval of services between Audit Committee meetings provided that the amount of fees for any particular services requested does not exceed $10,000, and the Chair must report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The policy prohibits the Audit Committee from delegating to management the Audit Committee’s responsibility to pre-approve permitted services of the independent registered public accounting firm. In addition, the policy prohibits the Company’s auditors from providing internal control related services to the Company unless such engagement has been specifically pre-approved by the Audit Committee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLC AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR FISCAL 2006.

BENEFICIAL OWNERSHIP
OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership as of February 1, 2006 of the Company’s common stock by (a) each person known to the Company owning beneficially more than five percent of the outstanding shares of the Company’s common stock, (b) each director of the Company, (c) the executive officers named in the Summary Compensation Table set forth in the “Executive Compensation” section of this Proxy Statement, and (d) all executive officers and directors of the Company as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned. However, under the laws of some states, personal property owned by a married person may be community property which either spouse may manage and control, and the Company has no information as to whether any shares shown in the following table are subject to such community property laws. Unless otherwise indicated, the address of each of the stockholders named below is the Company’s principal executive office. The information provided in this table is based on the Company’s records, information filed with the SEC and information provided to the Company.

The number of shares beneficially owned by each entity, person, director or executive officer is determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power and also any shares that the person has the right to acquire within 60 days of February 1, 2006 through the exercise of any stock option or other right. Shares that a person has the right to acquire are deemed to be outstanding for the purpose of computing the percentage ownership of that person, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership	Percentage of Class
T. Rowe Price Associates, Inc. (2)	5,445,138	6.9%
Baron Capital Group, Inc. (3)	4,786,148	6.1%
David Overton (4) (5)	4,268,749	5.4%
Thomas L. Gregory (6) (7)	104,063	*
Jerome I. Kransdorf (6) (8)	74,063	*
Karl L. Matthies (6) (9)	30,000	*
Wayne H. White (6) (10)	65,625	*
Michael J. Dixon (11) (12)	60,750	*
Peter J. D’Amelio (11) (13)	105,000	*
Max S. Byfuglin (11) (14)	174,812	*
Debby R. Zurzolo (11) (15)	186,257	*
All executive officers and directors as a group (nine persons) (16)	5,069,319	6.4%

*	Less than 1% of the issued and outstanding shares.

(1)	The address of T. Rowe Price Associates is 100 East Pratt Street, Baltimore, Maryland 21202. The address of Baron Capital Group, Inc. is 767 Fifth Avenue, New York, NY 10153. The address of the directors and executive officers listed is 26901 Malibu Hills Road, Calabasas Hills, California 91301.

(2)	T. Rowe Price Associates, Inc. has sole voting power with respect to 909,599 shares and sole dispositive power with respect to 5,445,138 shares. The number of shares set forth in this table and the foregoing information is based solely on an amendment to Schedule 13G filed by T. Rowe Price Associates, Inc. on February 14, 2006 under the Securities Exchange Act of 1934. In this filing, T. Rowe Price Associates, Inc. has denied beneficial ownership of the shares.

(3)	Baron Capital Group, Inc. and Mr. Ronald Baron have shared voting power with respect to 4,619,848 shares and shared dispositive power with respect to 4,786,148 shares. BAMCO, Inc. has shared voting power with respect to 4,446,750 shares and shared dispositive power with respect to 4,591,750 shares. Baron Capital Group, Inc. and Ronald Baron disclaim beneficial ownership of shares held by their controlled entities (or their investment advisory clients thereof) to the extent such shares are held by other persons. BAMCO, Inc. disclaims beneficial ownership of shares held by its investment advisory clients to the extend that shares are held by persons other than BAMCO, Baron Capital Management, Inc. and their affiliates. The number of shares set forth in this table and the foregoing information is based solely on a Schedule 13G filed jointly by Baron Capital Group, Inc., Mr. Ronald Baron, BAMCO, Inc. and Baron Capital Management, Inc. on February 14, 2006, under the Securities Exchange Act of 1934.

(4)	Named Executive Officer and employee director of the Company.

(5)	Includes 228,500 shares that Mr. Overton has the right to acquire upon the exercise of options exercisable within 60 days of February 1, 2006. Does not include 369,000 shares that Mr. Overton has the right to acquire upon the exercise of stock options that are not currently exercisable. Excludes 65,137 shares held by Mr. Overton’s spouse. See “Executive Compensation.”

(6)	Non-employee director of the Company.

(7)	Includes 104,063 shares that Mr. Gregory has the right to acquire upon the exercise of options granted under the Company’s Non-Employee Director Plan. See “Board — Meetings, Attendance and Fees.”

(8)	Includes 74,063 shares that Mr. Kransdorf has the right to acquire upon the exercise of options granted under the Company’s Non-Employee Director Plan. See “Board — Meetings, Attendance and Fees.”

(9)	Includes 30,000 shares that Mr. Matthies has the right to acquire upon the exercise of options granted under the Company’s Non-Employee Director Plan. See “Board — Meetings, Attendance and Fees.”

(10)	Includes 65,625 shares that Mr. White has the right to acquire upon the exercise of options granted under the Company’s Non-Employee Director Plan. See “Board — Meetings, Attendance and Fees.”

(11)	Named Executive Officer of the Company.

(12)	Includes 60,000 shares that Mr. Dixon has the right to acquire upon the exercise of options exercisable within 60 days of February 1, 2006. Does not include 98,250 shares that Mr. Dixon has the right to acquire upon the exercise of stock options that are not currently exercisable.

(13)	Includes 105,000 shares that Mr. D’Amelio has the right to acquire upon the exercise of options exercisable within 60 days of February 1, 2006. Does not include 199,500 shares that Mr. D’Amelio has the right to acquire upon the exercise of stock options that are not currently exercisable.

(14)	Includes 109,000 shares that Mr. Byfuglin has the right to acquire upon the exercise of options exercisable within 60 days of February 1, 2006. Includes 19,500 shares held by The Byfuglin Trust as to which Mr. Byfuglin has shared voting and investment power with his spouse. Does not include an additional 113,500 shares subject to stock options granted that are not currently exercisable.

(15)	Includes 185,500 shares that Ms. Zurzolo has the right to acquire upon the exercise of options exercisable within 60 days of February 1, 2006. Does not include an additional 115,750 shares subject to stock options that are not currently exercisable.

(16)	Includes 961,751 shares that the Company’s executive officers and independent directors have the right to acquire upon the exercise of options exercisable within 60 days of February 1, 2006. Does not include options that are not currently exercisable.

EXECUTIVE COMPENSATION

The following table sets forth the compensation earned during each of the Company’s last three fiscal years by (i) the Company’s Chief Executive Officer and (ii) the Company’s four other most highly compensated executive officers whose salary and bonus exceeded $100,000 in fiscal 2005 (collectively referred to herein as the “Named Executive Officers”).

Summary Compensation Table

		Annual Compensation			Long-Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary($)	Bonus($)(1)	Other Annual Compensation($)(2)	Securities Underlying Options(#)(3)(4)
David Overton	2005	632,000	273,024	9,246	100,000
Chairman of the Board and	2004	550,000	—	21,236	225,000
Chief Executive Officer	2003	500,000	—	9,172	97,500

Michael J. Dixon	2005	260,000	84,240	9,187	25,000
Senior Vice President and	2004	235,000	—	7,996	75,000
Chief Financial Officer (5)	2003	190,000	—	7,318	15,000

Peter J. D’Amelio	2005	370,000	139,860	7,612	40,000
President and Chief	2004	350,000	—	15,043	135,000
Operating Officer	2003	300,000	—	17,395	97,500
The Cheesecake Factory
Restaurants, Inc. and Grand
Lux Cafe LLC (6)

Max S. Byfuglin	2005	285,000	142,358	16,509	30,000
President	2004	270,000	35,438	13,490	37,500
The Cheesecake Factory Bakery	2003	257,000	—	13,365	45,000
Incorporated (7) (8)

Debby R. Zurzolo	2005	320,000	120,960	14,478	25,000
Executive Vice President, General	2004	300,000	—	13,908	67,500
Counsel and Secretary (9)	2003	280,000	—	13,691	48,750

(1)	Bonuses were awarded pursuant to the Company’s Performance Incentive Plan, as amended. Bonuses are payable in the year subsequent to the fiscal year in which performance goals are achieved under such plan.

(2)	Other annual compensation includes automobile allowances or the value of the personal use of Company-provided automobiles, the Company’s matching contribution (which is subject to vesting requirements) under the Executive Savings Plan, and life insurance benefits. Other Annual Compensation for David Overton includes life insurance premiums of $9,172 in 2003, $21,236 in 2004 and $9,246 in 2005. Other annual compensation for Mr. Dixon includes the value of the personal use of a Company-provided automobile of $5,433 in 2003, $5,590 in 2004 and $6,345 in 2005; the Company’s matching contribution under the ESP of $1,885 in 2003, $2,406 in 2004 and $2,590 in 2005; and life insurance premiums of $252 in 2005. Other annual compensation for Mr. D’Amelio includes an automobile allowance of $14,400 in 2003, $10,188 in 2004 and $3,530 in 2005; the Company’s matching contribution under ESP of $3,698 in 2005; and life insurance premiums of $384 in 2005. Other annual compensation for Mr. Byfuglin includes an automobile allowance of $10,800 in each of 2003 and 2004, and $11,700 in 2005; the Company’s matching contribution under ESP of $2,948 in 2005; and life insurance premiums of $1,861 in 2005. Other annual compensation for Ms. Zurzolo includes an automobile allowance of $10,800 in each of 2003, 2004 and 2005; the Company’s matching contribution under ESP of $3,192 in 2005; and life insurance premiums of $486 in 2005.

(3)	Stock options were granted under the Company’s 1992 Stock Plan, 2000 Stock Plan, Amended 2000 Stock Plan, 2001 Stock Plan and Amended 2001 Stock Plan. Messrs. D’Amelio and Byfuglin were designated “Executive Officers” by the Board of Directors on November 12, 2002. Prior to that date, Messrs. D’Amelio and Byfuglin were eligible to participate in the 2000 Stock Plan. Mr. Dixon was designated a Executive Officer by the Board of Directors on January 7, 2004. Prior to that date, Mr. Dixon was eligible to participate in the 2000 Stock Plan. No other Named Executive Officers received stock option grants under the 2000 Stock Plan.

(4)	All data presented has been adjusted to reflect the Company’s three-for-two stock split effective December 8, 2004.

(5)	Mr. Dixon was promoted to the position of Senior Vice President and Chief Financial Officer of The Cheesecake Factory Incorporated on January 7, 2004.

(6)	Mr. D’Amelio was promoted to the position of President and Chief Operating Officer of The Cheesecake Factory Restaurants, Inc. effective April 19, 2004, in addition to retaining his position as President and Chief Operating Officer of Grand Lux Cafe LLC. The Cheesecake Factory Restaurants, Inc. is a wholly owned subsidiary of the Company. Grand Lux Cafe LLC is a wholly owned subsidiary of The Cheesecake Factory Restaurants, Inc.

(7)	The Cheesecake Factory Bakery Incorporated is a wholly owned subsidiary of The Cheesecake Factory Incorporated.

(8)	Mr. Byfuglin was promoted to the position of President of The Cheesecake Factory Bakery Incorporated effective January 25, 2006.

(9)	Ms. Zurzolo was promoted to the position of Executive Vice President of the Company effective December 31, 2003.

Option Grants in Fiscal 2005

The following shows all options to acquire shares of the Company’s common stock granted to Named Executive Officers during fiscal 2005.

					Potential Realized Value at Assumed Annual Rates of Stock Appreciation for Option Term($)(1)
Name	Number of Securities Underlying Options Granted (#)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Share)	Expiration Date	5%	10%
David Overton	100,000	7.0%	$32.32	01/03/2015	2,032,587	5,150,976
Michael J. Dixon	25,000	1.8%	$32.32	01/03/2015	508,147	1,287,744
Peter J. D’Amelio	40,000	2.8%	$32.32	01/03/2015	813,035	2,060,390
Max S. Byfuglin	30,000	2.1%	$32.32	01/03/2015	609,776	1,545,293
Debby R. Zurzolo	25,000	1.8%	$32.32	01/03/2015	508,147	1,287,744

(1)	Potential realizable value is based on the assumption that the price of the Company’s common stock appreciates at the rate shown (compounded annually) from the date of grant to the expiration date, which is ten years, and that all options vest and become exercisable. These numbers are presented in accordance with the requirements of the Securities and Exchange Commission; do not reflect the Company’s estimate of future stock price performance; and also assume that the options will vest and be held throughout their entire term. There can be no assurance that the Named Executive Officer will receive the potential realizable values shown in the above table.

Aggregate Option Exercises in the Last Fiscal Year and Fiscal Year End Option Values

The following table shows all stock options exercised by the Named Executive Officers during fiscal 2005 and the number and value of options they held at fiscal year end.

			Number of Securities Underlying Unexercised Options At Fiscal Year End		Value of Unexercised In-the-Money Options At Fiscal Year End ($)(2)
Name	Shares Acquired on Exercise(#)	Value Realized ($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable
David Overton	87,750	2,243,913	194,000	303,500	2,141,940	2,902,035
Michael J. Dixon	12,500	280,486	54,750	78,500	695,171	671,895
Peter J. D’Amelio	39,125	737,971	63,000	201,500	634,705	2,131,515
Max S. Byfuglin	58,999	1,440,961	91,000	91,500	1,375,206	1,022,475
Debby R. Zurzolo	—	—	167,000	109,250	3,734,473	1,222,313

(1)	The “value realized” is calculated by subtracting the aggregate exercise price of the options exercised from the aggregate market value of the shares acquired on the date of exercise.

(2)	Represents the difference between the closing price ($37.21) of the Company’s common stock on January 3, 2006, the last trading day of the Company’s 2005 fiscal year, and the exercise price of the options.

Equity Compensation Plan Information

The following table sets forth information concerning the shares of common stock that may be issued upon exercise of options under all of the Company’s equity compensation plans as of January 3, 2006.

	Number of Securities to be Issued Upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (1)
Equity compensation plans approved by stockholders (2)	7,563,724	$22.96	9,836,051
Equity compensation plans not approved by stockholders	—	—	—
Total	7,563,724	$22.96	9,836,051

(1)	Shares may be issued upon exercise of options or stock appreciation rights, as awards of restricted stock, awards of deferred shares or as payment for performance shares or performance units.

(2)	The Company’s 2001 Stock Option Plan and 1997 Non-Employee Director Stock Option Plan each were approved by the stockholders in 2001 and 1997, respectively. The Company’s Year 2000 Employee Stock Option Plan was not approved at the time of adoption. At the 2004 Annual Meeting of Stockholders, the stockholders approved amendments and restatements of the 2001 Stock Option Plan and Year 2000 Employee Stock Option Plan (renamed the “2001 Omnibus Stock Incentive Plan” and “Year 2000 Omnibus Performance Stock Plan,” respectively) and an amendment to the 1997 Non-Employee Director Stock Option Plan. Of the total number of shares to be issued upon exercise of options outstanding at December 28, 2004 under the Year 2000 Employee Stock Option Plan, 7,011,463 were issuable pursuant to options granted prior to approval of this plan by the Company’s stockholders.

Employment Agreements

On December 22, 2004, the Compensation Committee of the Company’s Board of Directors approved an employment agreement, which was subsequently amended on December 6, 2005, with David Overton, the Company’s Chairman of the Board and Chief Executive Officer. This agreement replaces a prior agreement with the Company that had expired. The agreement has an initial term of five fiscal years and will be extended automatically for one additional year on each anniversary date (beginning on the fifth anniversary date) unless either party gives notice not to extend. Under the agreement, the Company will pay Mr. Overton an initial salary at the annual rate of $550,000 per year, commencing fiscal 2004. This rate increased by $82,000 in fiscal 2005 and shall increase by $50,000 each year thereafter. While employed by the Company, Mr. Overton will be eligible to participate in the Company’s Performance Incentive Plan and equitably with other executive officers in any Company plan relating to pension, thrift, profit sharing, life insurance, medical coverage, education or other retirement or employee benefits. He will also be entitled to receive all other fringe benefits that are provided to the Company’s executive officers. Mr. Overton will be eligible to receive future stock option grants and the Company has agreed to grant options to purchase not less than 100,000 shares of the Company’s common stock during each 12-month period during the term of the agreement beginning after the first 12 months of the agreement. If on the later of the termination of his full-time employment or consulting services any installment of options is not then exercisable and Mr. Overton has not been terminated for “cause” (as defined in the agreement), the installment shall become immediately exercisable subject to expiration or termination as set forth in the option plan or agreement. While employed by the Company, Mr. Overton will be entitled to disability income insurance coverage in an amount made available to the Company’s other executive officers, with all premiums paid by the Company. The Company has also agreed to seek to maintain director and officer liability insurance while he is employed and to maintain that insurance for a period of at least 36 months following his date of termination. If Mr. Overton’s employment is terminated for any reason (other than “cause” or his voluntary resignation other than for a “good reason” (as defined in the agreement)), he or his estate will be entitled to receive a lump sum payment equal to three times his base salary. If, during the first 18 months after a “change in control” (as defined in the agreement) of the Company, Mr. Overton voluntarily gives notice of termination of his employment for any reason or non-renewal or he otherwise terminates employment (other than due to death or permanent disability) or is terminated by the Company without cause, he will be entitled to receive a lump sum payment equal to the greater of $2 million or three times his base salary, and the Company will also pay for certain health and life insurance benefits for Mr. Overton and his dependents for an additional 36 months. In the event that any payment or benefit paid or payable to Mr. Overton under the agreement is subject to any excise tax in connection with the “excess parachute payment” provisions of the Internal Revenue Code, Mr. Overton is entitled to receive an additional “gross-up” payment from the Company such that the after-tax proceeds of the payment to Mr. Overton will be sufficient to pay any such excise tax in full. If Mr. Overton’s full-time employment by the Company is terminated for any reason, except by reason of death, permanent disability, cause or voluntary resignation of Mr. Overton (and the provisions relating to change in control are not applicable), he may elect to provide consulting services to the Company for a period of up to 120 months. If he elects to provide consulting services, he will be obligated to provide not less than 60 hours of services per month, but not at an annual rate that is 50% or more of the services rendered, on average, during the immediately preceding three full calendar years of employment, and shall paid at an annual rate equal to 70% of his base salary for the period immediately prior to the termination of his employment. While providing consulting services, Mr. Overton and his dependents will be entitled to participate in the Company’s life, medical and dental insurance benefits that the Company has adopted for its executive officers. If he and his dependents are not eligible under the terms of such coverage, the Company will seek to obtain substantially similar individual coverage. Mr. Overton will also be entitled to an annual founder’s retirement benefit during his lifetime and ceasing upon his death equal to 20% of his base salary (in effect immediately prior to termination) for the first ten years after termination of his full time employment and 40% of his base salary (in effect immediately prior to termination) for each year after the first ten years until his death. This benefit shall not be payable if Mr. Overton’s employment is terminated for cause or he materially violates any of his duties of confidentiality, non-competition or non-solicitation set forth in the agreement. Payment of this retirement benefit commences after the termination of his full-time employment. The founder’s benefit is an unfunded, unsecured promise to pay benefits in the future, and Mr. Overton shall have no right or interest in any specific assets of the Company by virtue of this obligation.

On March 27, 2006 the Company entered into employment agreements with each of Michael J. Dixon, the Company’s Senior Vice President and Chief Financial Officer; Peter J. D’Amelio, President and Chief Operating Officer of The Cheesecake Factory Restaurants, Inc. and Grand Lux Cafe LLC, wholly-owned subsidiaries of the Company; Max S. Byfuglin, President of The Cheesecake Factory Bakery Incorporated, a wholly-owned subsidiary of the Company; and Debby R. Zurzolo, the Company’s Executive Vice President, General Counsel and Secretary. Each agreement has an initial term of two years and will be extended automatically for one additional year on each anniversary date (beginning on the second anniversary date) unless any of the parties give notice not to extend. Under the agreement, the Company will pay base salaries at an annual rate equal to the following: $285,000 for Mr. Dixon; $390,000 for Mr. D’Amelio; $300,000 for Mr. Byfuglin; and $340,000 for Ms. Zurzolo. Under each of these agreements, the Compensation Committee shall determine any future adjustments to these base salaries, but the executive’s annual salary may not be decreased without the executive’s consent unless the annual salaries of all other executive officers are proportionately decreased. While employed by the Company, each agreement provides that the executive will be eligible to participate in the Company’s Performance Incentive Plan and equitably with other executive officers in any Company plan relating to pension, profit sharing, life insurance, medical coverage, education, automobile allowance or leasing, or other retirement or employee benefits. Each agreement further provides that the Company will pay the executive’s portion of premiums for medical care insurance with respect to the executive and his or her immediate family members. The executive will also be entitled to participate in any automobile or car allowance program maintained by the Company for executive officers and to receive all other fringe benefits that are provided to the Company’s executive officers. Pursuant to each of the agreements, if the executive’s employment is terminated for any reason other than for “cause” (as defined in the agreement), within 18 months after a “change in control” (as defined in the agreement) or within 60 days of the occurrence of a “constructive termination” (as defined in the agreement), he or she will be entitled to receive a lump sum payment equal to one times his or her base salary (one-half (1/2) if termination is by reason of death), and the Company will also pay for certain health insurance benefits for the executive and his or her dependents for an additional 12 months. In addition, all options to purchase shares of the Company’s common stock that are scheduled to become exercisable within 24 months of the date of termination shall become exercisable and vested. Each agreement further provides that the Company shall also pay the executive a performance bonus under its Performance Incentive Plan prorated for the number of months the executive served during the fiscal year provided that the Company meets the established performance incentive target for the fiscal year. Should the executive under each of the agreements be subject to any excise tax in connection with the “excess parachute payment” provisions of the Internal Revenue Code, then the executive will be entitled to receive an additional “gross-up” payment from the Company such that the after-tax proceeds of the payment to the executives will be sufficient to pay any such excise tax in full. As disclosed elsewhere in this 2006 Proxy Statement, the executives named herein were granted stock options in fiscal 2005 in the following amounts: Mr. Dixon, 25,000 options; Mr. D’Amelio, 40,000 options; Mr. Byfuglin, 30,000 options with an additional grant of 10,000 options upon his promotion to President of The Cheesecake Factory Bakery Incorporated in January 2006; and Ms. Zurzolo, 25,000 options.

Performance Incentive Plan

The Company’s stockholders approved the material terms of the performance incentive goals under The Cheesecake Factory Incorporated Amended and Restated Annual Performance Incentive Plan at the 2005 Annual Meeting.

As amended and restated, eligible participants under the plan include the Company’s executive and other officers, director-level staff employees, restaurant managers, and in the case of discretionary bonuses, other employees of the Company and its subsidiaries. The Performance Incentive Plan provides for the award of discretionary bonuses and performance achievement bonuses. Discretionary bonuses are determined based on factors, including the Company’s, subsidiary’s or business unit’s financial results, advancement in research and development, technological achievements, performance beyond pre-established objectives, extraordinary tangible or intangible contributions to the Company, a subsidiary, or a business unit as well as other factors. The amount of any discretionary bonus may not exceed 100% of the employee’s base salary (as defined in the plan). Performance achievement bonuses are based on performance incentive targets (as defined in the plan). The Compensation Committee is required to establish in advance the specific targets and the formula for computing the performance achievement bonus if the target is achieved. Unless the material terms of the performance incentive targets are disclosed to and approved by the Company’s stockholders in accordance with Section 162(m) of the Internal Revenue Code of 1986, the amount of any performance achievement bonus will be reduced by the amount necessary for the aggregate sum of the performance achievement bonus and all other remuneration (as defined in the plan) not to exceed the Section 162(m) limitation amount. In no event may any portion (the “excess compensation”) of the discretionary bonus be paid to a participant if and to the extent that the excess compensation when added together with all other remuneration exceeds the limitation amount under Section 162(m). If and to the extent that in any year all or a portion of the excess compensation when added together with all other remuneration does not exceed the Section 162(m) limitation amount, the Company shall pay all or the portion of the excess compensation that does not exceed the limitation amount. The Company shall pay all of the unpaid excess compensation upon termination of the participant’s employment for any reason. However, no excess compensation shall be payable by the Company if the Company determines that the excess compensation would be, or is reasonably likely to be, pursuant to Section 409A of the Code or any regulations or guidance thereunder includible in the participant’s gross income in a taxable year before the year in which the participant would actually receive the excess compensation. During fiscal 2005, all executive officers and other officers and director-level staff employees were eligible for an annual cash bonus under the plan.. The amounts of bonuses earned by the Company’s named executive officers with respect to the Company’s 2005 fiscal year are set forth in the above Summary Compensation Table.

Executive Savings Plan

Effective October 1999, the Company adopted the Executive Savings Plan in order to provide a tax-advantaged savings vehicle to help it attract, retain and motivate executives with the essential qualifications to successfully manage the Company’s continuing growth. Such plan was amended by a First Amendment effective December 1, 2000, a Second Amendment effective October 1, 2001, and a Third Amendment effective January 1, 2003 (collectively, the “ESP”). The ESP is a nonqualified, deferred compensation plan for highly compensated Company employees as defined in the ESP and who are otherwise ineligible for participation in the Company’s qualified defined contribution savings plan under section 401(k) of the Internal Revenue Code. The ESP allows participating executives to defer the receipt of up to 25% of their salaries and up to 100% of their eligible bonuses. The Company currently matches, with cash, twenty five percent (25%) of the first four percent (4%) of Salary and/or Bonus deferred by participating employees. The Company’s matching contribution vests 25% annually beginning with the end of the employee’s second year of participation in the ESP. Employee deferrals and the Company match are deposited into a “rabbi” trust established by the Company, and the funds are generally invested in individual variable life insurance contracts owned by the Company which are specifically designed to informally fund executive savings plans of this nature.

Price Performance Graph

Set forth below is a graph comparing the total return on an indexed basis of a $100 investment in the Company’s common stock, the S&P 400 Midcap Index, the Nasdaq Composite® (US) Index and the Nation’s Restaurant News Stock Index. The measurement points utilized in the graph consist of the last trading day in each calendar year, which closely approximates the last day of the respective fiscal year of the Company. The historical stock performance presented below is not intended to and may not be indicative of future stock performance.

Comparison of Five-Year Cumulative Total Return on $100 Investment
Among The Cheesecake Factory Incorporated, S&P 400 Midcap Index,
Nasdaq Composite® (US) Index and the Nation’s Restaurant News Stock Index

	12/29/00	12/31/01	12/31/02	12/31/03	12/31/04	12/30/05
The Cheesecake Factory Incorporated	$100	$136	$141	$172	$190	$219
S&P 400 Midcap Index	$100	$98	$83	$111	$128	$143
Nasdaq Composite® (US) Index	$100	$79	$55	$82	$89	$91
Nation’s Restaurant News Stock Index	$100	$100	$83	$85	$122	$134

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Exchange Act, the Company’s directors, executive officers and any persons holding ten percent or more of the Company’s common stock are required to report their ownership of common stock and any changes in that ownership to the SEC and to furnish the Company with copies of such reports. Specific due dates for these reports have been established and the Company is required to report in this Proxy Statement any failure to file on a timely basis by such persons. Based solely upon a review of copies of reports filed with the SEC during fiscal 2005, all persons subject to the reporting requirements of Section 16(a) filed all required reports on a timely basis.

STOCKHOLDER PROPOSALS FOR THE 2007 ANNUAL MEETING

Any stockholder proposal intended to be included in the Company’s Proxy Statement under SEC Rule 14a-8 for the 2007 Annual Meeting of Stockholders must be received by the Company for inclusion in the Proxy Statement and form of proxy for that meeting no later than December 27, 2006.

For a stockholder proposal to be presented at the Annual Meeting that it is not intended to be included in the Company’s Proxy Statement under SEC Rule 14a-8, the stockholder must comply with the applicable provisions of the Company’s Bylaws. In general, these provisions require that notice must be made by a stockholder of record on the date of giving notice and the record date for the Annual Meeting. In general, the Company’s Bylaws require that the notice must be received: (i) not earlier than January 31, 2007, and (ii) not later than March 2, 2007. Provided that in the event that the 2007 Annual Meeting is called for a date that is not within 30 days before or after the anniversary date of the 2006 Annual Meeting, the notice must be received not later than the close of business on the tenth day following the date on which notice of the date of the Annual Meeting was mailed or public disclosure of the date of the Annual Meeting was made, whichever first occurs, or no less than 90 days or more than 120 days prior to the Annual Meeting. The foregoing summary does not purport to be a complete description of all of the provisions of the Company’s Bylaws pertaining to stockholder nominations. Stockholders may obtain, without charge, a copy of the Company’s Bylaws upon written request to the Company’s Secretary at its principal executive offices.

AVAILABILITY OF ANNUAL REPORT AND FORM 10-K

Accompanying this Proxy Statement is the Company’s Annual Report to Stockholders for the fiscal year ended January 3, 2006, which includes the Annual Report on Form 10-K filed with the Securities and Exchange Commission. The Company makes available, free of charge through its website (thecheesecakefactory.com), its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as soon as reasonably practicable after such documents are electronically filed with or furnished to the Securities and Exchange Commission. These reports can be found under “SEC Filings” in the “Financial Information” portion of the “Investors” section of the Company’s website. The Company will provide to any stockholder without charge, upon the written request of that stockholder, a copy of the Company’s Annual Report on Form 10-K (without exhibits), including financial statements and the financial statement schedules, for the fiscal year ended January 3, 2006. Such requests should be addressed to:

Jill S. Peters
Vice President, Investor Relations
The Cheesecake Factory Incorporated
26901 Malibu Hills Road
Calabasas Hills, CA 91301

By Order of the Board of Directors,

Debby R. Zurzolo
Secretary

Exhibit A

The Cheesecake Factory Incorporated
Corporate Governance and Nominating Committee
Policies and Procedures Regarding Board of Directors Candidates
Amended and Restated February 21, 2006

The Corporate Governance and Nominating Committee (the “Committee”) is responsible for identifying candidates for nomination or appointment to the Board of Directors. To fulfill this function, the Committee will at least annually review the size and composition of the Board of Directors and its committees, including the number of directors eligible for election at the annual meeting of stockholders. The Committee may solicit recommendations for nominees from other directors, members of management, or others. In addition, the Committee will consider recommendations of a stockholder of record who timely complies with these policies and procedures.

1.	Minimum Qualifications. The Committee has identified the following minimum qualifications for candidates for nomination by the Committee:

•	The candidate must consent in writing to be named in the Company’s proxy statement as a nominee and to serve as a director of the Company if nominated, elected or appointed, and qualified; and

•	The candidate’s service as a director must not cause: the Company or any of its subsidiaries to lose, or to be threatened with the loss of any application for, right to the use of, or entitlement to, any material governmental license, authorization or permit.

•	Each candidate shall be an individual who has demonstrated integrity and ethics in his/her personal and professional life and has established a record of professional accomplishment in his/her chosen field.

•	Each candidate shall be prepared to represent the best interests of all of the Company’s stockholders and not just one particular constituency.

•	No candidate or family member (as defined in NASD rules) of a candidate shall have any material personal, financial or professional interest in any present or potential competitor of the Company.

•	Each candidate shall be prepared to fully participate in Board activities, including active membership on at least one Board committee, and not have other personal or professional commitments that would, in the Governance Committee’s sole judgment, interfere with or limit his or her ability to do so.

•	The candidate shall not serve as a member of the board of directors of more than four publicly traded companies in addition to the Company.

•	The candidate shall not have attained the age of 72 as of the date of appointment or election to the Board.

2.	Criteria for Evaluating Candidates. In evaluating nominations, the Committee will seek to achieve a balance of different capabilities and overall diversity, including in the areas of personal and professional experiences and backgrounds, financial, managerial and operational knowledge, variety of opinions and perspectives, and other differentiating characteristics with the goal of seeking and selecting candidates that will enhance the Board’s ability to adequately perform its responsibilities, increase shareholder value, and adhere to good corporate governance practices. The Committee will consider the following criteria in evaluating candidates for nomination in light of the size and composition of the Board of Directors and its committees:

•	Satisfaction of the minimum qualifications established by the Committee;

•	Education and other training;

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•	Relevant personal and professional background, including financial, managerial and operational skills and knowledge and experience in both corporate and non-traditional environments, such as government, academia and non-profit organizations;

•	Whether the candidate is a party to any action or arbitration adverse to the Company or any of its subsidiaries;

•	Whether the candidate would qualify as an “independent” director as defined by the Nasdaq listing standards;

•	Whether the candidate would qualify as an “audit committee financial expert”;

•	Whether the candidate has been involved in any legal proceeding that would be required to be disclosed by the Company pursuant to Item 401(f) of Regulation S-K;

•	Whether any business relationships exist, or have existed, that would be required to be disclosed pursuant to Item 404 of Regulation S-K;

•	Reputation of the candidate for judgment and honesty;

•	Whether the Company would be required to disclose any of the relationships described in Section 402(j) of Regulation S-K;

•	The number and identity of any other boards of directors of which the candidate is a member;

•	Other professional and personal commitments that could affect the candidate’s ability to serve;

•	Whether the candidate has provided accurate and complete responses to any requests for additional information by the Committee;

•	Other relevant characteristics that would enhance the Board’s ability to adequately perform its responsibilities, increase shareholder value, and adhere to good corporate governance practices;

•	Any history of criminal convictions; and

•	If requested by the Committee, whether the candidate has agreed to be interviewed by the Committee.

3.	Procedure for Stockholder Recommendations of Candidates for Nomination. The Committee will consider recommendations for nominations submitted by stockholders of record. In order to give the Committee sufficient time to evaluate a recommended candidate, the recommendation should be received by the Company’s secretary at the Company’s principal executive offices not later than the 120th calendar day before the date of the Company’s proxy statement released to stockholders in connection with the previous year’s annual meeting of stockholders. The recommendation must include all of the following:

•	The stockholder’s name, address and telephone number;

•	The recommended candidate’s name, address and telephone number;

•	The written consent of the recommended candidate to be named in the Company’s proxy statement and to serve as a director if nominated, elected or appointed, and qualified to serve;

•	A description of all arrangements or understandings in connection with such recommendation between the stockholder and the recommended candidate or between the stockholder and any other person or persons (including their names);

•	A description of any business, familial or other financial or personal relationship between the stockholder and the recommended candidate;

•	Information with respect to the recommended candidate with respect to each of the criteria identified above for evaluating recommendations.

In the case of a special meeting called for the election of one or more directors, a recommendation should be received by the Company’s secretary no later than the close of business on the tenth day following the date on which the Company makes public disclosure of the meeting date.

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YOUR VOTE IS VERY IMPORTANT

Whether or not you plan to attend the Annual Meeting of Stockholders, and to ensure that a quorum is present, you are urged to vote your Proxy by telephone or the Internet, or by returning the Proxy card or voting form by mail. If you are able to attend the meeting and you wish to vote your shares in person, the Proxy is revocable.

IF YOU PLAN TO ATTEND THE MEETING

Please note that attendance will be limited to stockholders. Admission will be on a first-come, first-served basis. Stockholders may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

VOTE BY TELEPHONE	VOTE BY INTERNET
It’s fast, convenient and your vote is immediately confirmed and posted. Using a touch-tone telephone, call the toll-free telephone number and follow these steps:	It’s fast, convenient and your vote is immediately confirmed and posted. You will also have the option to register to receive future materials via the Internet.

1. Read the accompanying Proxy Statement and	1. Read the accompanying Proxy Statement and
Proxy card or voting instruction form.	Proxy card or voting instruction form.
2. Call the toll-free telephone number listed on the	2. Go to website: www.proxyvote.com
Proxy Card or voting form.	3. Follow the simple instructions.
3. Follow the simple recorded instructions.

Please do not return your Proxy card or Voting Form if you voted by telephone or Internet.

26901 MALIBU HILLS ROAD CALABASAS HILLS, CA 91301

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER
COMMUNICATIONS
If you would like to reduce the costs incurred by The Cheesecake Factory Incorporated in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to The Cheesecake Factory Incorporated, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	CHSCK1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE CHEESECAKE FACTORY INCORPORATED

The Cheesecake Factory Incorporated is making each of the following two proposals: The Board of Directors unanimously recommends a vote FOR the directors named below:

1.	ELECTION OF DIRECTORS 01) JEROME I. KRANSDORF 02) WAYNE H. WHITE	For All 0	Withhold All 0	For All Except 0	To withhold authority to vote, mark "For All Except" and write the nominee's number on the line below.

The Board of Directors unanimously recommends a vote FOR the proposal below:						For	Against	Abstain

2.	Ratify the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending January 2, 2007.					0	0	0

In addition, to act upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

NOTE: Please sign exactly as your name(s) appear(s) on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If signer is a corporation, please sign full corporate name by president or other authorized officer. If signer is a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)			Date

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THE CHEESECAKE FACTORY INCORPORATED
PROXY

              Solicited on behalf of the Board of Directors of THE CHEESECAKE FACTORY INCORPORATED (“the Company”) for use at the Annual Meeting of Stockholders (the “Meeting”) to be held on May 31, 2006 at 10:00 A.M. Pacific Daylight Time at the Janet and Ray Scherr Forum Theatre, Thousand Oaks Civic Arts Plaza, 2100 Thousand Oaks Boulevard, Thousand Oaks, California.

              The undersigned hereby appoints Debby R. Zurzolo and Jill S. Peters, or either one of them, as the "Named Proxies" with the full power of substitution, to vote all shares of common stock of the Company held of record by the undersigned on April 11, 2006 at the Meeting or at any adjournments or postponements thereof, on the proposals set forth on the reverse side.

              This proxy, when properly executed and returned, will be voted in the manner directed by the undersigned stockholder. IF THIS PROXY IS PROPERLY EXECUTED AND RETURNED BUT NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED ON THE REVERSE SIDE AND FOR PROPOSAL 2. In their discretion, the Named Proxies are authorized to vote upon such other business as may properly come before the Meeting. All proxies heretofore given by the undersigned are hereby revoked. Receipt of the Notice dated April 26, 2006 of the 2006 Annual Meeting of Stockholders and the accompanying Proxy Statement relating to the Meeting is acknowledged.

IMPORTANT -	THIS PROXY CARD MUST BE SIGNED AND DATED ON THE REVERSE SIDE. PLEASE REFER TO THE REVERSE SIDE OF THIS PROXY CARD FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.